                                                                    EXHIBIT 10.6
                                                                    ------------
May 30, 2001

Paul Doscher
209 Fieldcrest Court
Danville, CA.  94506


                        SEPARATION AGREEMENT AND RELEASE
                        --------------------------------

Dear Paul:

This letter agreement ("Agreement") sets forth the arrangements we have made with respect to your separation from Entrust Technologies Inc. The arrangements will be as follows:

1. As used in this Agreement, the term "ENTRUST" and/or "Company" shall mean Entrust Technologies Inc., its parent, subsidiaries (including enCommerce, Inc.), affiliates, successors, assigns; all past and present officers, directors, employees and agents (in their individual and representative capacities) of ENTRUST.

2. Provided that you comply with all material aspects of this Agreement, your employment relationship with ENTRUST shall continue until the close of business on August 4, 2001. Thereafter, your employment relationship with ENTRUST will be ended and will not resume. However, after June 4, 2001, your duties as an employee shall cease, with the exception of assisting in the transition of your responsibilities to other ENTRUST employees and, upon request, providing strategic advice to ENTRUST's executive team for a period of sixty (60) days. The sixty (60) day period provided for in paragraph two
    (2) shall constitute your WARN notice period pursuant to the WARN notice attached hereto as schedule A.

3. You acknowledge and represent that a time period of twenty-one (21) calendar days has been provided to you in order for you to consider the subject matter of this Agreement and that the Company has advised you to consult with an attorney of your choice prior to signing this Agreement. In addition, you acknowledge that you will have seven (7) calendar days following the execution of this document to revoke this Agreement by written notice. To be valid, the letter of revocation must be received by Mr. Jeff Bearrows, Vice President, Human Resources, Entrust Technologies, Inc., 4975 Preston Park Blvd., Suite 400, Plano, TX 75093, not later than the close of business seven (7) calendar days after you sign this Agreement. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement, unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

4. Following your return to the Company of an executed agreement and the expiration of the seven (7) day revocation period, or on August 4, 2001, whichever is later, the Company shall make a severance payment to you calculated as follows:

i.)   $150,000.00, reflecting 6 months of base pay and bonus;

ii.) $4,236.18 reflecting the amount equal to the cost of you maintaining your current group health and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for six months;

iii.) $12,233.69, reflecting 128.26 hours of earned but untaken vacation;

iv.)  You will be allowed to retain your laptop computer.


5. With respect to any monies or monetary equivalents to be paid hereunder, Entrust shall be free to withhold whatever amounts it shall reasonably determine to be appropriate concerning any and all applicable federal, state and local tax withholding.

6. With respect to your stock option grants, 50% of the unvested stock option grants under either of the ENTRUST Amended and Restated 1996 Stock Incentive Plan shall vest on August 4, 2001. In addition, 100% of the unvested stock option grants under the enCommerce, Inc. 1997 Stock Option Plan shall vest on August 4, 2001.You will have the right to exercise any vested options for up to 3 months after August 4, 2001. During the period of June 4, 2001 through August 4, 2001, you will continue normally vesting in currently held options.

7. All ENTRUST company provided benefits not expressly extended to you pursuant to this Agreement shall be terminated effective 12:01 a.m. September 1, 2001. However, continued health cverage will be offered as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), for the period required by law following the date of your separation from the ENTRUST.

8. After June 4, 2001, you shall seek prior approval before incurring any expenses or making a commitment on behalf of Entrust. You shall reconcile and settle, as soon as possible, and in no event later than June 15, 2001, any expenses incurred by you in connection with ENTRUST business for which you are entitled to reimbursement.

9. You agree that you will not act in any manner that might damage the business of the Company. You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Specifically, you agree not to comment on the matter of the class action lawsuit referred to as In re Entrust Securities Litigation, No. 2-00-CV-119-TJW (E.D. Tex.). Without ENTRUST's prior consent you also agree not to discuss the litigation with the plaintiffs, their attorneys, or their representatives, or to cooperate with the plaintiffs. You further agree both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company. The Parties also agree to refrain from any defamation, libel or slander of the other Party or tortious interference with the contracts and relationships of the other Party.

10. You agree that for a period of twelve (12) months immediately following the termination of your relationship with ENTRUST for any reason, whether with or without good cause or for any or no cause, at the option either of ENTRUST or yourself, with or without notice, you shall not either directly or indirectly solicit, induce, recruit or encourage any of ENTRUST'S employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of ENTRUST, either for yourself or for any other person or entity.

11. You hereby recognize and reaffirm the promises and obligations in the Non-Competition Agreement and Intellectual Property and Confidentiality Agreement executed by you on or about April 18, 2000.

12. You agree that for twelve (12) months following the Effective Date, you will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate yourself with any of the following businesses: Netegrity, RSA, and VeriSign. The foregoing covenant shall cover your activities in every part of the Territory in which you conducted business on behalf of the Company during your employment with the Company. "Territory" shall mean (i) all counties in the State of California, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and
     (iii), the Company derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of my relationship with the Company. You acknowledge that your fulfillment of the obligations contained in this provision is necessary to protect the Company's confidential information and, consequently, to preserve the value and goodwill of the Company. You further acknowledge the time, geographic and scope limitations of this obligation are reasonable, especially in light of the Company's desire to protect its confidential information, and that you will not be precluded from gainful employment you are obligated not to compete with the Company during the period, with the companies, and within the Territory as described above. The covenant described above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions above are deemed to exceed the time, geographic or scope limitations permitted by California law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

13. You agree that this Agreement is a confidential document as are all the terms and conditions expressed herein. Accordingly, you agree that you will not directly or indirectly disclose, publicize or discuss this Agreement, including its terms and/or conditions, with any employee and/or former employee of ENTRUST or any other person except your immediate family members, attorney, accountant, financial advisor, and/or outplacement advisor. In the event that you discuss this Agreement with any of the aforementioned individuals, it shall be your duty, responsibility and obligation to advise said individual(s) of the confidential nature of this Agreement and direct them not to discuss the terms and/or conditions of this Agreement with any other person. Notwithstanding the foregoing, this obligation of confidentiality shall cease in respect of those parts of the Agreement that are publicly disclosed by ENTRUST.

14. You shall return to ENTRUST any and all property of ENTRUST and/or affiliates currently in your possession and/or subject to your control including, but not limited to, any and all computer equipment, facsimile machine, credit cards, identification cards, files, memoranda, correspondence, compensation surveys, drawings, designs, financial records, customer lists, personnel files, personnel lists or the like, whether such materials shall be written instruments or tapes in electronic and/or recorded format.

15. Upon reasonable request, you shall make available to ENTRUST advice, assistance and information related to your former job duties, including, but not be limited to, offering and explaining evidence and providing sworn statements(s), deposition testimony and trial testimony as may be deemed necessary by ENTRUST for the preparation of its position in any legal proceedings(s) involving issues brought against or initiated by ENTRUST of which you have knowledge. In the event it is necessary for you to provide the aforementioned services, then ENTRUST shall reimburse you for authorized reasonable and documented travel expenses including, but not limited to, transportation, lodging and meals.

16. You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company. You, on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation: any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship; any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination;

     breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.; any and all claims for violation of the federal, or any state, constitution; any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and any and all claims for attorneys' fees and costs.

        The Company and you agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. You acknowledge and agree that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to you under this Agreement. You shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by you in violation of this provision.


17. YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH READS AS FOLLOWS: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." YOU HEREBY EXPRESSLY WAIVE AND RELINQUISH ALL RIGHTS AND BENEFITS UNDER THAT SECTION AND ANY LAW OF ANY JURISDICTION OF SIMILAR EFFECT WITH RESPECT TO MY RELEASE OF ANY CLAIMS YOU MAY HAVE AGAINST THE COMPANY.

18. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS SEPARATION AGREEMENT / RELEASE AND THAT YOU UNDERSTAND ALL OF ITS TERMS AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN ADEQUATE OPPORTUNITY TO

     REVIEW AND CONSIDER THE TERMS OF THIS SEPARATION AGREEMENT AND RELEASE, INCLUDING, AT YOUR DISCRETION, THE RIGHT TO DISCUSS THIS DOCUMENT WITH LEGAL COUNSEL OF YOUR CHOICE. FINALLY, YOU HEREBY ACKNOWLEDGE THAT YOU INTEND TO GRANT TO COMPANY A FULL AND FINAL RELEASE AS SET FORTH HEREIN.

19. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: an admission of the truth or falsity of any claims heretofore made or an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

20. Except as expressly provided to the contrary or as precluded by operation of law, this Agreement shall be binding upon, and inure to the benefit of, you and your heirs, administrators, representative, executors, successors, and assigns and its enforceability shall not be challenged by such individuals.

21. The terms and conditions of this Agreement will be open for your review and consideration through the close of business on June 8, 2001. If you have not returned an executed copy of this Agreement by facsimile or an original to Mr. Jeff Bearrows, at the address referenced in paragraph 5 of this Agreement, by the close of business by or on June 8, 2001, then the terms and conditions set forth in this Agreement shall be withdrawn as of that time and date.

22. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and there are no promises, understandings or representations other than those set forth herein. This Agreement may be modified only with a written instrument duly executed by each of the parties. This agreement supercedes all other agreements or understanding with respect to your employment with respect to the subject matter hereof.

23. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section 23 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee's obligations under this Agreement and the agreements incorporated herein by reference.

24. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles. Any action at law, suit in equity, or other judicial proceedings for the enforcement of this Agreement, or related to any provision of this Agreement, shall be instituted only in courts with venue in the State of California, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company's trade secrets or confidential or proprietary information. Employee hereby expressly consents to venue and personal jurisdiction of the state and federal courts in the State of California for any lawsuit filed there against Employee by the Company arising from or relating to this Agreement.

25. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of California.

26. If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, this Agreement shall be automatically reformed and construed to include provisions as similar in terms to such invalid, illegal, or unenforceable provision as may be possible so as to be valid, legal, and enforceable.

27. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the day and year as set forth below.



Entrust Technologies Inc.          Paul Doscher

By: /s/ Jeff Bearrows              /s/ Paul Doscher
    -------------------------      --------------------------

Title:  VP, Human Resources        Date:  6/8/01
       ----------------------            --------------------

Date:  6/13/01
      -----------------------

Schedule A
----------

--------------------------------------------------------------------------------
                             WARN Notice - Employee
--------------------------------------------------------------------------------



To:  Paul Doscher
Date:  6/4/2001
This notice of a:      [ ] plant closure    X mass layoff

is being provided to you in compliance with the federal WARN Act (Worker Adjustment and Retraining Notification Act). This information is based on the best information currently available to us, but may change due to subsequent events beyond our control.

Company Name:  Entrust Technologies Inc., also on behalf of enCommerce, Inc.
               -------------------------------------------------------------
Facility Address: 2901 Patrick Henry Dr., Santa Clara, CA.  95054
                  -----------------------------------------------

Expected date of closure/layoff:  6/4/2001
This action is expected to be                        X permanent  [ ]  temporary
If temporary, the expected duration of this action is
                                                     ---------------------------
The entire plant               [ ] will be closed    X will not be closed
Expected date of your separation __/__/__
Bumping rights                 [ ] do exist          X do not exist
For further information contact:        Stephanie Forrester
                                        -------------------
                                        (company representative)
                                        at:  (408) 222-7928
                                        (telephone number)



Dislocated worker assistance may be available to you through California's Employment Development Department (EDD). To locate the Service Delivery Area serving you, call 916.654.7799, or contact your local EDD office.